Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy and gives effect to the Acquisition, the related financings, and the sale of the Troy and Armstrong facilities, all as described below.  The historical data provided for the year ended December 31, 2016, and as of and for the six months ended June 30, 2017, are derived from our audited annual consolidated financial statements and unaudited interim consolidated financial statements included in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the six months ended June 30, 2017.

The unaudited pro forma condensed combined statements of operations are presented for the fiscal year ended December 31, 2016, and for the six months ended June 30, 2017.  The unaudited pro forma condensed combined balance sheet is presented as of June 30, 2017.  The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Dynegy’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017, in addition to the combined financial statements of the GSENA Thermal Assets for the year ended December 31, 2016 included in Dynegy’s Current Report on Form 8-K filed June 28, 2017.

The pro forma adjustments, as described in the notes to the Pro Forma Financial Information, are based on currently available information.  Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below.  The unaudited pro forma condensed combined balance sheet reflects the impact of the sale of the Troy and Armstrong facilities as if they had been completed on June 30, 2017.  The unaudited pro forma condensed combined statements of operations give effect to the Acquisition, the related financings, and the sale of the Troy and Armstrong facilities as if they had been completed on January 1, 2016, and only include adjustments which have an ongoing impact.  The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

The Pro Forma Financial Information gives effect to the following:

•                  The Acquisition.  On February 7, 2017, Atlas Power, a wholly-owned subsidiary of Dynegy, acquired the GSENA Thermal Assets from International Power S.A (the “Acquisition”) for a purchase price of $3.283 billion.  The Acquisition has been accounted for as a business combination and the valuation of significant assets and liabilities is provisional.

•                  Bond Offering.  On October 11, 2016, Dynegy issued $750 million of senior notes to pay a portion of the investment in Atlas Power then held by certain affiliated investment funds of Energy Capital Partners III, LLC (the “ECP Funds”), and to pay down $550 million of its term loans.

•                  Common Stock Issuance to the ECP Funds.  On February 7, 2017, Dynegy sold 13,711,152 shares of its common stock for an aggregate purchase price of $150 million to the ECP Funds.

•                  Term Loan Facility.  On June 27, 2016, a wholly-owned subsidiary of Dynegy entered into an incremental $2 billion term loan credit agreement (the “Tranche C Term Loan”), the proceeds of which were escrowed until the closing of the Acquisition, in order to finance a portion of the purchase price of the Acquisition and pay related fees and expenses.  Upon closing of the Acquisition, Dynegy assumed the obligations under the Tranche C Term Loan.

•                  Issuance of Tangible Equity Units.  On June 21, 2016, Dynegy conducted a $460 million public offering of tangible equity units, or “Units” at $100 per Unit.  Each Unit is comprised of a prepaid stock purchase contract and an amortizing note due July 1, 2019.  The prepaid stock purchase contract is treated as equity and the amortizing notes are treated as debt.  The earnings per share of Dynegy stock are diluted by this transaction. The basic earnings per share calculation includes the minimum number of shares to be delivered of 23.1 million pursuant to the related stock purchase contract.  The diluted earnings per share calculation includes the number of shares expected to be delivered using the if-converted method.

•                  Sale of Troy and Armstrong Facilities.  On July 10, 2017, Dynegy finalized the sale of its Troy and Armstrong generating facilities, which were part of the Acquisition, to LS Power for $479 million, subject to customary adjustments.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 30, 2017
	($ in millions)
	Dynegy	Disposal of Assets		Dynegy
	As Reported	Held-for-sale		As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$447	$479	(a)	$926
Accounts receivable, net	441	—		441
Inventory	477	—		477
Assets from risk management activities	83	—		83
Intangible assets	23	—		23
Prepayments and other current assets	119	—		119
Total Current Assets	1,590	479		2,069
Property, plant, and equipment, net	9,485	—		9,485
Investment in unconsolidated affiliate	150	—		150
Assets from risk management activities	46	—		46
Goodwill	799	—		799
Intangible assets	58	—		58
Assets held for sale	463	(463	)(a)	—
Other long-term assets	168	—		168
Total Assets	$12,759	$16		$12,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$370	$—		$370
Accrued interest	116	—		116
Intangible liabilities	25	—		25
Accrued liabilities and other current liabilities	154	7		161
Liabilities from risk management activities	73	—		73
Asset retirement obligations	59	—		59
Debt, current portion	106	—		106
Total Current Liabilities	903	7		910
Debt, long-term portion	9,211	—		9,211
Other Liabilities
Liabilities from risk management activities	48	—		48
Asset retirement obligations	246	—		246
Deferred income taxes	30	(11)		19
Intangible liabilities	41	—		41
Other long-term liabilities	161	—		161
Total Liabilities	10,640	(4)		10,636

Commitments and contingencies	—	—		—

Total Equity	2,119	20		2,139
Total Liabilities and Equity	$12,759	$16		$12,775

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2017
	($ in millions)
	Dynegy	GSENA Thermal Assets	Acquisition		Less: Assets	Dynegy
	As Reported	As Reported	Adjustments		Disposed of (l)	As Adjusted
Revenues	$2,411	$37	$20	(c)	$50	$2,418
Cost of sales, excluding depreciation expense	(1,438)	(29)	2	(d)	(7)	(1,458)
Gross margin	973	8	22		43	960
Operating and maintenance expense	(514)	(39)	(8	)(e)	(5)	(556)
Depreciation expense	(409)	(23)	8	(f)	—	(424)
Impairments	(119)	—	—		—	(119)
Mark-to-market income (loss), net	—	20	(20	)(c)	—	—
Loss on sale of assets	(29)	(1)	—		—	(30)
General and administrative expense	(82)	—	(1	)(g)	—	(83)
Acquisition and integration costs	(52)	—	35	(h)	—	(17)
Other	1	—	—		(3)	4
Personnel costs	—	(7)	7	(i)	—	—
Operating loss	(231)	(42)	43		35	(265)
Bankruptcy reorganization items	482	—	—		—	482
Earnings from unconsolidated investments	—	1	—		—	1
Interest expense	(326)	(1)	1	(j)	—	(326)
Other income and expense, net	46	—	—		—	46
Loss before income taxes	(29)	(42)	44		35	(62)
Income tax benefit (expense)	329	12	(12	)(k)	—	329
Net income (loss) attributable to Dynegy Inc.	300	(30)	32		35	267
Less: Net loss attributable to noncontrolling interest	(1)	—	—		—	(1)
Net income (loss) attributable to Dynegy Inc.	301	(30)	32		35	268
Less: Dividends on preferred stock	11	—	—		—	11
Net income (loss) attributable to Dynegy Inc. common stockholders	$290	$(30)	$32		$35	$257

Basic earnings per share attributable to Dynegy Inc. common stockholders	$1.91					$1.66
Diluted earnings per share attributable to Dynegy Inc. common stockholders	$1.76					$1.54

Basic shares outstanding	152					155 (m)
Diluted shares outstanding	171					174 (m)

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2016
	($ in millions)
	Dynegy	Transaction		GSENA Thermal Assets	Acquisition		Less: Assets	Dynegy
	As Reported	Financing		As Reported	Adjustments		Disposed of (l)	As Adjusted
Revenues	$4,318	$—		$970	$(91	)(c)	$151	5,046
Cost of sales, excluding depreciation expense	(2,281)	—		(524)	18	(d)	(31)	(2,756)
Gross margin	2,037	—		446	(73)		120	2,290
Operating and maintenance expense	(940)	—		(125)	(12	)(e)	(3)	(1,074)
Depreciation expense	(689)	—		(229)	91	(f)	—	(827)
Impairments	(858)	—		(6)	—		—	(864)
Mark-to-market income (loss), net	—	—		(91)	91	(c)	—	—
Gain (loss) on sale of assets	(1)	—		(35)	—		(3)	(33)
General and administrative expense	(161)	—		—	(58	)(g)	(3)	(216)
Acquisition and integration costs	(11)	—		—	5	(h)	—	(6)
Other	(17)	—		—	—		(7)	(10)
Personnel costs	—	—		(52)	52	(i)	—	—
Operating income (loss)	(640)	—		(92)	96		104	(740)
Bankruptcy reorganization items	(96)	—		—	—		—	(96)
Earnings from unconsolidated investments	7	—		26	—		—	33
Interest expense	(625)	(43	)(b)	(33)	33	(j)	—	(668)

Other income and expense, net	65	—		—	—		—	65
Income (loss) before income taxes	(1,289)	(43)		(99)	129		104	(1,406)
Income tax benefit (expense)	45	—		27	(27	)(k)	—	45
Net income (loss)	(1,244)	(43)		(72)	102		104	(1,361)
Less: Net loss attributable to noncontrolling interest	(4)	—		—	—		—	(4)
Net income (loss) attributable to Dynegy Inc.	(1,240)	(43)		(72)	102		104	(1,357)
Less: Dividends on preferred stock	22	—		—	—		—	22
Net income (loss) attributable to Dynegy Inc. common stockholders	$(1,262)	$(43)		$(72)	$102		$104	$(1,379)

Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(9.78)							$(8.95)

Basic and diluted shares outstanding	129							154 (m)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Balance Sheet Adjustment:

a)                         Reflects the sale of the Troy and Armstrong Facilities to LS Power for approximately $479 million, the associated impacts on current and deferred income taxes, and the estimated gain on the sale, as if the transaction had closed on June 30, 2017.

Statement of operations adjustments:

Transaction Financing

b)                         Reflects estimated interest expense of (i) 4.3% for the $2 billion Tranche C Term Loan, (ii) 7.0% for the $87 million debt portion of the Units, (iii) 8.0% for the $750 million senior notes, (iv) 3.3% for the $300 million draw on the revolving credit facility, and (v) amortization of $94 million debt issuance costs associated with these debt balances over an estimated average life of 7 years, offset by (vi) elimination of interest expense of 5.1% for the $550 million repayment of a portion of our term loans, (vii) reduction in the unutilized commitment fee of 0.375% related to the revolving credit facility, and (viii) reduction in interest expense related to historical deferred financing costs on retired debt which is considered to be a non-recurring transaction for the year ended December 31, 2016.

An increase or decrease of 0.125% in the interest rate on the net additional indebtedness of $2.3 billion would result in a corresponding increase or decrease of $2.9 million in interest on an annual basis, or a corresponding increase or decrease of $0.7 million in interest on a quarterly basis.

Acquisition Adjustments

c)                          Represents the reclassification of GSENA Thermal Assets’ historical mark-to-market on commodity contracts to Revenues to conform to Dynegy’s presentation.

d)                         Represents the reclassification of $2 million and $18 million of GSENA Thermal Assets’ historical Cost of sales, excluding depreciation expense, for the period from January 1, 2017 to February 6, 2017 and the year ended December 31, 2016, respectively to Operating and maintenance (“O&M”) expense to conform to Dynegy’s presentation.

e)                          Represents the reclassification of GSENA Thermal Assets’ historical $2 million of Cost of sales and $6 million of personnel costs noted in (d) above and (i) below, respectively, to O&M expense to conform to Dynegy’s presentation for the six months ended June 30, 2017.

Represents the reclassification of GSENA Thermal Assets’ historical $18 million of Cost of sales and $52 million of personnel costs noted in (d) above and (i) below, respectively, to O&M expense offset by the reclassification of $58 million of O&M expense, noted in (g) below, to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

f)                           Reflects an adjustment to decrease GSENA Thermal Assets’ historical depreciation expense as a result of the fair value adjustment to Property, plant, and equipment, using the straight-line method of depreciation and estimated remaining useful lives of 20 years.

g)                          Represents the reclassification of $1 million of GSENA Thermal Assets’ historical personnel costs noted in (h) below to G&A expense to conform to Dynegy’s presentation for the six months ended June 30, 2017.  Represents the reclassification of $58 million of GSENA Thermal Assets’ historical O&M expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

h)                         Represents the removal of $35 million and $5 million of Dynegy’s acquisition costs for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively, which are directly attributable to the Acquisition.

i)                             Represents the reclassification of $7 million of GSENA Thermal Assets’ historical personnel costs, including $6 million to O&M expense and $1 million to G&A expense to conform to Dynegy’s presentation for the six months ended June 30, 2017.

Represents the reclassification of $52 million of GSENA Thermal Assets’ historical personnel costs to O&M expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

j)                            Represents an adjustment to remove GSENA Thermal Assets’ historical interest expense.

k)                         Reflects the removal of GSENA Thermal Assets’ historical income tax expense plus an adjustment to reflect the expected income tax provision based upon a state statutory rate of approximately 1.4%, since Dynegy’s effective federal tax rate is zero due to historical net operating losses.  In 2017, Dynegy recorded an income tax benefit related to the reduction of its valuation allowance attributable to the Acquisition.  This tax benefit is not included in the pro forma condensed combined statement of operations for the year ended December 31, 2016, the earliest period presented.

l)                             Reflects the removal of the historical operating results of the Troy and Armstrong facilities.

m)                     Reflects the addition of 13,711,152 shares of Dynegy common stock issued to the ECP Funds and 23,092,460 shares of common stock to be issued related to the Units outstanding for the six months ended June 30, 2017 and the year ended December 31, 2016.  For the year ended December 31, 2016, an additional 5,425,700 common shares could be issued related to the Units; however, no adjustment for these additional shares is reflected in the pro forma diluted earnings per share calculations as it is antidilutive.